UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported):  June 1, 2007

SWIFT ENERGY COMPANY
(Exact name of Registrant as specified in its charter)

Texas	1-8754	20-3940661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16825 Northchase Drive, Suite 400

Houston, Texas 77060

(Address of principal executive offices)

(281) 874-2700
(Registrant’s telephone number)

Not Applicable

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 1, 2007, Swift Energy Company  (the “Company” or “Swift Energy”) completed a public offering of $250 Million of 7⅛% Senior Notes due 2017 (the “Notes”) under a first supplemental indenture dated June 1, 2007, attached here to as Exhibit 4.1, to the base indenture dated May 16, 2007, attached to the Company’s registration statement on Form S-3 (Registration No. 333-143034) as Exhibit 4.1 (collectively referred to herein as the “Indenture”).  Interest on the notes is payable on June 1 and December 1 of each year, beginning December 1, 2007. The Notes will mature on June 1, 2017. Interest will accrue from June 1, 2007.  The Notes were issued pursuant to a registration statement filed May 17, 2007, which became effective the day of filing.

The Company may redeem the Notes on and after June 1, 2012. Prior to June 1, 2010, the Company may redeem up to 35% of the Notes at a price of 107.125% with the proceeds of certain equity offerings. In addition, Swift Energy may redeem the Notes prior to June 1, 2012 at a price equal to 100% of the principal amount plus the applicable premium set forth in the Indenture.

The Notes will be the Company’s senior unsecured obligations and will rank equally in right of payment with all of the Company’s existing and future senior unsecured debt and senior to any future subordinated debt that the Company may incur. The Notes will be unconditionally guaranteed initially by the Company’s principal domestic operating subsidiary, Swift Energy Operating, LLC on a senior unsecured basis. This guarantee of the Notes will rank equally in right of payment with the guarantor’s existing and future senior debt, including its indebtedness under the existing bank credit facility, and senior to any future subordinated debt that it may incur.

The following are summaries of Events of Default under the Indenture with respect to the Notes:

(a) failure to pay any interest on the Notes when due, continued for 30 days;

(b) failure to pay principal of (or premium, if any, on) the Notes when due;

(c) failure to comply with the provisions of the Indenture described under “Merger, consolidation and sale of substantially all assets”;

(d) failure to perform any other covenant of Swift Energy in the Indenture, continued for 30 days after written notice to the Company from the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(e) a default by Swift Energy or any Restricted Subsidiary under any Indebtedness for borrowed money in an aggregate amount greater than $25.0 million (other than Non-recourse Purchase Money Indebtedness) that results in acceleration of the maturity of such Indebtedness, or failure to pay any such Indebtedness at maturity, if such Indebtedness is not discharged or such acceleration is not rescinded or annulled within 30 days after written notice as provided in the Indenture;

(f) one or more final judgments or orders by a court of competent jurisdiction are entered against the Company or any Restricted Subsidiary in an uninsured or unindemnified aggregate amount outstanding at any time in excess of $25.0 million and such judgments or orders are not discharged, waived, stayed, satisfied or bonded for a period of 60 consecutive days;

(g) certain events of bankruptcy, insolvency or reorganization with respect to Swift Energy or any Significant Subsidiary; or

(h) a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of the Indenture and such Subsidiary Guaranty) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

The Indenture provides that if an Event of Default (other than an Event of Default described in clause (g) above) with respect to the Notes at the time outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes by notice as provided in the Indenture may declare the principal amount of the Notes to be due and payable immediately. If an Event of Default described in clause (g) above with respect to the Notes at the time outstanding shall occur, the principal amount of all the Notes will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of at least a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the Notes, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

Section 8 — Other Events

Item 8.01	Other Events.

An opinion by Baker & Hostetler LLP related to the offering is attached as Exhibit 8.1.

Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.                                The following exhibits are filed with this report on Form 8-K:

Exhibit Number	Description

4.1	First Supplemental Indenture dated as of June 1, 2007, between Swift Energy Company, Swift Energy Operating, LLC and Wells Fargo Bank, National Association relating to the 7⅛% Senior Notes due 2017
8.1	Opinion of Baker & Hostetler LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 7, 2007

Swift Energy Company
By:	/s/ Alton D. Heckaman, Jr.
Alton D. Heckaman, Jr Executive Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	First Supplemental Indenture dated as of June 1, 2007, between Swift Energy Company, Swift Energy Operating, LLC and Wells Fargo Bank, National Association relating to the 7⅛% Senior Notes due 2017
8.1	Opinion of Baker & Hostetler LLP